Reg. Section 240.14a-101
                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No.    )
                                           ---

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Check the appropriate box:
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    (2))
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                                Loews Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

                                        N/A
--------------------------------------------------------------------------------
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                         Preliminary Proxy statement

                                    LOEWS
                                 CORPORATION

                             667 Madison Avenue
                       New York, New York  10021-8087

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 14, 1996

To the Shareholders:

  The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at the Ricker Auditorium (second floor), 180 Maiden Lane, New York, New York, on Tuesday, May 14, 1996 at 11:00 A.M. New York City Time, for the following purposes:

 . To elect eleven directors;

 . To consider and act upon a proposal to approve the Company's Incentive
  Compensation Plan For Executive Officers;

 . To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200 million to 400 million and of Preferred Stock from 25 million to 100 million;

 . To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

 . To consider and act upon five shareholder proposals; and

 . To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 18, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.


                                       By order of the Board of Directors,



                                                   BARRY HIRSCH
                                                     Secretary

Dated: March 28, 1996


             SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE
             UNITED STATES.

                                    LOEWS
                                 CORPORATION






                            ------------------------


                                PROXY STATEMENT


                            ------------------------




  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 14, 1996. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 28, 1996.

  The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

  As of March 18, 1996, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 117,832,800 shares of Common Stock of the Company (the "Common Stock") outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eleven nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock. Accordingly broker non-votes and shares which are voted to abstain have the same effect as a vote against this proposal. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve all of the other proposals to be voted on at the Annual Meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against such proposal. Broker non-votes are not counted as present.

Principal Shareholders

  The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as otherwise noted, this information is as of February 29, 1996 and each such person has sole voting and investment power with respect to the shares set forth.

                                               Amount
                                            Beneficially      Percent
             Name and Address                   Owned         of Class
             ----------------               ------------      --------

     Laurence A. Tisch(1) ...............    18,559,912         15.8%
       667 Madison Avenue
       New York, N.Y. 10021-8087

     Preston R. Tisch(1) ................    18,559,912         15.8%
       667 Madison Avenue
       New York, N.Y. 10021-8087

     FMR Corp. ("FMR")(2) ...............     7,826,010          6.6%
       82 Devonshire Street
       Boston, MA 02109

     The Equitable Companies Incorporated
      ("Equitable")(3) ..................     7,599,696          6.4%
       787 Seventh Avenue
       New York, N.Y. 10019

  (1) Laurence A. Tisch and Preston R. Tisch are each a Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Laurence A. Tisch and Preston R. Tisch are brothers.
  (2) This information is as of December 31, 1995 and is based on a Schedule 13G report filed by FMR. According to the report Fidelity Management & Research Company, a subsidiary of FMR, acts as investment adviser to several investment companies and as such has sole dispositive power with respect to 7,666,460 shares. Another subsidiary of FMR has sole dispositive power with respect to 159,550 shares.
  (3) This information is as of December 31, 1995 and is based on a Schedule 13G report filed by Equitable. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 6,965,486 shares, shared voting with respect to 306,510 shares, and sole dispositive power with respect to 7,599,696 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

Director and Officer Holdings

  The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group at February 29, 1996, based on data furnished by them.

                                       2

                                                         Amount
                                                      Beneficially      Percent
          Name                                          Owned(1)        of Class
          ----                                        ------------      --------

     Charles B. Benenson                                  15,555(2)           *
     John Brademas                                         1,110(3)           *
     Dennis H. Chookaszian                                 4,000(4)           *
     Bernard Myerson                                      31,500(5)           *
     Edward J. Noha                                        1,500(6)           *
     Gloria R. Scott                                           0
     Andrew H. Tisch                                       2,000(7)           *
     James S. Tisch                                       80,000(8)           *
     Jonathan M. Tisch                                   255,020(9)           *
     Laurence A. Tisch                                18,559,912           15.8%
     Preston R. Tisch                                 18,559,912           15.8%
     All executive officers and directors as
      a group 23 persons including those
      listed above)                                   ----------           ----

*Represents less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, 70,200 shares of Common Stock and 10,000 shares of common stock of CNA Financial Corporation ("CNA"), an 84%-owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the Common Stock and CNA common stock owned by such partnership and foundation.
(3) In addition, Mr. Brademas owns 78 shares of CNA common stock.
(4) In addition, Mr. Chookaszian owns 1,000 shares of CNA common stock.
(5) In addition, Mr. Myerson's wife owns 2,500 shares of Common Stock as to which Mr. Myerson disclaims any beneficial interest.
(6) In addition, Mr. Noha owns beneficially 450 shares of CNA common stock.
(7) In addition, 372 shares of Common Stock are owned by Mr. A.H. Tisch's son, as to which Mr. A.H. Tisch disclaims any beneficial interest and 60,000 shares of Common Stock are held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.
(8) In addition, 58,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.
(9) In addition, 64,000 shares of Common Stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

  Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eleven. Accordingly, action will be taken at the meeting to elect a Board of eleven directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that

                                       3

proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors.

  Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

  Charles B. Benenson, 83 - Officer and Director, Benenson Realty Company (real estate investments). Mr. Benenson has been a director of the Company since 1960 and is a member of the Audit Review Committee and the Incentive Compensation Committee.

  John Brademas, 69 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Scholastic, Inc., Texaco Inc. and NYNEX, Inc. Mr. Brademas has been a director of the Company since 1982 and is a member of the Incentive Compensation Committee.

  Dennis H. Chookaszian, 52 - Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since September 1992. Prior thereto, Mr. Chookaszian was President and Chief Operating Officer of the CNA Insurance Companies. He has been a director of the Company since 1995.

  Bernard Myerson, 78 - Chairman Emeritus of Sony Theatre Management Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

  Edward J. Noha, 68 - Chairman of the Board of CNA since 1992. Prior thereto, Mr. Noha had been Chairman and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha is also a director of Eagle Financial Corp. Mr. Noha has been a director of the Company since 1975.

  Gloria R. Scott, 57 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990 and is a member of the Audit Review Committee.

  Andrew H. Tisch, 46 - Chairman of the Management Committee of the Company's Board of Directors since 1995. Prior thereto he had been Chairman of the Board and Chief Executive Officer of Lorillard Tobacco Company ("Lorillard"), a wholly owned subsidiary of the Company. Mr. Tisch is Chairman of the Board of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company, and a director of Zale Corporation. Mr. Tisch has been a director of the Company since 1985.

  James S. Tisch, 43 - President and Chief Operating Officer of the Company since 1994. Prior thereto he had been Executive Vice President. He is also a director of CNA and Diamond Offshore Drilling, Inc., a 70% owned subsidiary of the Company. Mr. Tisch has been a director of the Company since 1986 and is a member of the Management Committee.

  Jonathan M. Tisch, 42 - President and Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986 and is a member of the Management Committee.

  Laurence A. Tisch, 73 - Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Prior to 1994, Mr. Tisch had been the Chairman of the Board and Co-Chief Executive Officer of the Company. Mr. Tisch is also Chief Executive Officer of CNA and a director of CNA and Bulova. In addition, he served as Chairman, President and Chief Executive Officer and a director of CBS Inc. ("CBS") until November 24, 1995 when CBS was merged with a subsidiary of Westinghouse Electric Corporation ("Westinghouse"). Mr. Tisch also serves as a director of

                                       4

Automatic Data Processing, Inc. and Federated Department Stores, Inc. He has been a director of the Company since 1959 and is a member of the Executive and Finance Committees.

  Preston R. Tisch, 69 - Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Prior to 1994, Mr. Tisch had been President and Co-Chief Executive Officer of the Company. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of the Company since 1969 and as a director of the Company since 1960. He was re-elected a director of the Company in March 1988 and is Chairman of the Executive Committee. He is a director of Bulova, CNA, Hasbro, Inc. and Rite Aid Corporation.

Committees

  The Company has an Audit Review Committee, a Finance Committee, a Management Committee and an Executive Committee. The Company has no nominating committee or compensation committee. In addition, the Board of Directors has established an Incentive Compensation Committee for the purpose of administering the proposed Loews Corporation Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan"). See "Approval of Incentive Compensation Plan for Executive Officers (Proposal No. 2)," below.

  The functions of the Audit Review Committee include recommendation to the Board of Directors with respect to the engagement of the Company's independent certified public accountants, review of the scope and effectuation of the audit engagement and of the Company's internal audit procedures, approval of each service performed by the independent accountants, and review of the Company's internal accounting controls.

Attendance at Meetings

  During 1995 there were eight meetings of the Board of Directors and two meetings of the Audit Review Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which such director serves.

Director Compensation

  Each director who is not an employee of the Company is paid an annual retainer of $25,000 for serving as a director. In addition, members of the Audit Review Committee and of the Incentive Compensation Committee are paid $500 for each meeting attended.

                        EXECUTIVE COMPENSATION

  The following table sets forth information for the years indicated regarding the compensation of the co-chief executive officers and each of the other three most highly compensated executive officers of the Company as of December 31, 1995, for services in all capacities to the Company and its subsidiaries.

                                       5

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                      -------------------

      Name and                                   Other Annual      All Other
 Principal Position          Year   Salary (1)   Compensation    Compensation
 ------------------          ----   ----------   ------------    ------------

L. A. Tisch                  1995   $  861,758                    $60,072(3)
 Co-Chairman of the          1994      601,660                     47,929
 Board and Co-Chief          1993      570,296                     43,058
 Executive Officer (2)

P. R. Tisch                  1995    1,770,335    $398,493(4)      60,072(3)
 Co-Chairman of the          1994    1,555,448     381,163         47,929
 Board and Co-Chief          1993    1,517,296     380,810         43,058
 Executive Officer

J. S. Tisch                  1995      806,190                     30,803(5)
 President and Chief         1994      697,443                     29,622
 Operating Officer           1993      552,527                     24,447

A. H. Tisch                  1995      806,260                      6,194(7)
 Chairman of the Management  1994      696,500                      4,825
 Committee (6)               1993      551,527                      3,701

J. M. Tisch                  1995      806,176                      4,798(7)
 President and Chief         1994      696,432                      3,622
 Executive Officer of        1993      551,527                      2,946
 Loews Hotels

  (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
  (2) Mr. L.A. Tisch served as President and Chief Executive Officer of CBS until November 24, 1995 when the merger (the "Merger") of CBS with a subsidiary of Westinghouse was consummated. Prior to that time, Mr. Tisch's salary from the Company had been reduced for so long as he was devoting a principal amount of his time to CBS. See "Employment Agreements" below. Mr. Tisch received from CBS salary and bonus aggregating $1,690,390 for 1995, salary and bonus aggregating $1,986,630 for 1994 (a portion of which was deferred), and salary and bonus aggregating $1,025,065 for 1993. In addition, in connection with the Merger, he received $1,171,190 representing payment of previously deferred compensation and $11,601,958 in settlement of rights held by him under the CBS Stock Rights Plan.
  (3) Includes for each individual the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $34,072, $21,929 and $21,558 for 1995, 1994 and 1993,
respectively. Also includes director's fees paid by CNA amounting to $26,000 for 1995 and 1994 and $21,500 for 1993.
  (4) Represents the incremental cost of personal benefits provided by the Company, including $345,000, $325,000, and $315,000 respectively, for 1995, 1994 and 1993 for the use by Mr. P.R. Tisch of an apartment at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.
  (5) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $4,803, $3,622 and $2,946 for 1995,

                                       6

1994 and 1993, respectively. Also includes director's fees paid by CNA amounting to $26,000 for each of 1995 and 1994, and $21,500 for 1993.
  (6) Mr. A.H. Tisch served as Chairman of the Board and the Chief Executive Officer of Lorillard through May 31, 1995 and has served as Chairman of the Management Committee of the Company since October 17, 1995. Prior thereto he had been a member of the Management Committee of the Company since October 18, 1994.
  (7) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan.

Employment Agreements

  The Company is party to employment agreements with each of Laurence A. Tisch and Preston R. Tisch (together, the "Employment Agreements"). On February 20, 1996, the Employment Agreements were amended to extend the term from October 31, 1996 to December 31, 1998 and to provide for a basic salary for each of Mr. L.A. Tisch and Mr. P.R. Tisch of $975,000 per annum effective from January 1, 1996, subject to such increases as the Board of Directors may from time to time determine in its sole discretion.

  The basic salary provided for in the amended Employment Agreements represents a reduction from the rate of $1,750,000 per annum under the Employment Agreements as in effect through October 31, 1996. The amended Employment Agreements provide each of the Messrs. Tisch the right to participate in a new proposed Incentive Compensation Plan, subject to approval of the Incentive Compensation Plan at the Annual Meeting of Shareholders as set forth in Proposal No. 2. For information with respect to the grant of awards to the Messrs. Tisch under the Incentive Compensation Plan, see "Board of Directors Report on Executive Compensation -- Co-Chief Executive Officers," below.

  The Employment Agreements also provide, and will continue to provide whether or not shareholders approve adoption of the Incentive Compensation Plan, for the payment of supplemental retirement benefits to each of Mr. L.A. Tisch and Mr. P.R. Tisch in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Retirement Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under such Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefits Equalization Plan (see "Pension Plan," below). The amendments to the Employment Agreement provide that incentive compensation awarded the Messrs. Tisch in relation to applicable years under the Incentive Compensation Plan will be included in the computation of their respective pensionable earnings in determining supplemental benefits under the Employment Agreements, but in no event will such supplemental benefits duplicate benefits under the Benefit Equalization Plan.

  Mr. L.A. Tisch's basic salary had been reduced for so long as he was devoting a principal amount of his time to CBS. Mr. Tisch served as President and Chief Executive Officer of CBS from January 1987 to November 24, 1995 when the Merger of CBS with a subsidiary of Westinghouse was consummated. The reduction in Mr. L.A. Tisch's remuneration from the Company is not considered for purposes of determining his supplemental retirement and other salary related benefits; however his supplemental retirement benefits will be reduced by any retirement benefits actually paid to him under retirement plans of CBS. Additionally, retirement benefits payable to Mr. P.R. Tisch will be adjusted to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States.

                                       7

Pension Plan

  The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefits Equalization Plan (the "Benefits Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefits Equalization Plan.

  The Retirement Plan provides for pensions upon retirement based upon average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. Compensation under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. Pension benefits are not subject to reduction for Social Security benefits or other amounts. The following table shows estimated annual benefits upon retirement under the Retirement Plan for various average compensation and credited service, based upon normal retirement in 1996 and a straight life annuity form of pension. Other forms of pension payment are also available under the Retirement Plan.


                            PENSION PLAN TABLE

Average Final                        Estimated Annual Pension for
Compensation                   Representative Years of Credited Service
------------                   ----------------------------------------
                      10        15         20         25         30         35
                      --        --         --         --         --         --

$  400,000          48,000    73,600    105,600    137,600    169,600    201,600
   600,000          72,000   110,400    158,400    206,400    254,400    302,400
   800,000          96,000   147,200    211,200    275,200    339,200    403,200
 1,000,000         120,000   184,000    264,000    344,000    424,000    504,000
 1,200,000         144,000   220,800    316,800    412,800    508,800    604,800
 1,400,000         168,000   257,600    369,600    481,600    593,600    705,600
 1,600,000         192,000   294,400    422,400    550,400    678,400    806,400
 1,800,000         216,000   331,200    475,200    619,200    763,200    907,200
 2,000,000         240,000   368,000    528,000    688,000    848,000  1,008,000

  The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are twenty-two, sixteen, eighteen, thirty-five and thirty-three, respectively.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

  The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The members of the Audit Review Committee have from time to time acted as a special compensation committee for purposes of recommendation to the Board of Directors with respect to the Company's Co-Chief Executive Officers. See "Co-Chief Executive Officers," below. The Company's executive compensation

                                      8

consists solely of base annual salary. In addition, executive officers participate, along with other salaried employees, in the Company's Employees Savings Plan and Retirement Plan. There is currently no bonus, stock option or long-term incentive program. However, on February 20, 1996 the Board of Directors adopted, subject to shareholder approval, the Incentive Compensation Plan and formed an Incentive Compensation Committee to administer the Incentive Compensation Plan. The Company's executive officers will be eligible to participate in the Incentive Compensation Plan, should such plan be approved by the Company's shareholders.

  The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To accomplish this objective, compensation levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one such survey, the consistency of the data presented. One survey includes two of the six companies included in the Standard & Poors Financial Miscellaneous Index and the other survey includes one of the companies included in that index (see "Stock Price Performance Graph" below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Co-Chief Executive Officers

  The compensation of the Company's Co-Chief Executive Officers has been established pursuant to the Employment Agreements negotiated between the Company and each of the Co-Chief Executive Officers. The Employment Agreements provide for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion, although no action has been taken or requested in relation to this provision.

  Under the Internal Revenue Code, the amount of compensation paid to or accrued for the Co-Chief Executive Officers and the three other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Internal Revenue Code and the applicable regulations is excluded for purposes of calculating the amount of compensation.

  To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, the Employment Agreements with the Company's Co-Chief Executive Officers have been amended to, among other things, reduce basic compensation from $1,175,000 per annum to $975,000 per annum (see "Employment Agreements," above) and the Board of Directors has adopted, subject to shareholder approval, the Incentive Compensation Plan for the purpose of causing the compensation expense associated with such plan to qualify as performance-based compensation. See "Approval of Incentive Compensation Plan for Executive Officers (Proposal No. 2)," below.

  The Incentive Compensation Committee has granted the Company's Co-Chief Executive Officers, subject to shareholder approval of the Incentive Compensation Plan, allocations under the Incentive Compensation Plan entitling each of them to awards thereunder of a maximum of $830,000 for the

                                      9

year 1996 and a maximum of $1,125,000 for each of the years 1997 and 1998. The actual awards to the Messrs. Tisch would be subject to the attainment of specified performance goals in relation to after-tax net income of the Company, excluding realized investment gains and losses.

By the Board of Directors:   Charles B. Benenson     Andrew H. Tisch
                             John Brademas           James S. Tisch
                             Dennis H. Chookaszian   Jonathan M. Tisch
                             Bernard Myerson         Laurence A. Tisch
                             Edward J. Noha          Preston R. Tisch
                             Gloria R. Scott

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. D.H. Chookaszian, A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch, and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. B. Myerson and E.J. Noha, each of whom are directors, have formerly served as officers of the Company or its subsidiaries.

                               CERTAIN TRANSACTIONS

  Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $2,705,000 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 1995.

  Subsidiaries of the Company, primarily insurance subsidiaries of CNA, made expenditures for advertising on CBS owned and affiliated broadcast stations, at customary rates. During 1995 such expenditures amounts to approximately $_______.

  During 1995 insurance subsidiaries of CNA provided CBS with certain property and casualty insurance and surety bonds, for which CBS paid premiums at customary rates amounting to approximately $_______. In addition, during 1995 insurance subsidiaries of CNA provided CBS with group life insurance for active employees and retirees for which CBS paid premiums (a portion of which is represented by employee contributions) aggregating approximately $_______, group long term disability insurance the premiums for which, aggregating approximately $_______, are paid by participating employees, and group long term care insurance the premiums for which, aggregating approximately $_______, are paid by participating employees.

  In addition, during 1995 the Company and its subsidiaries in the ordinary course of business paid approximately $75,000 to Mentor Securities, Inc. ("Mentor") as brokerage commissions. Daniel R. Tisch, a son of Laurence A. Tisch, is a principal shareholder, officer and director of such firm. Similar transactions with Mentor may be expected to occur in the future.

  See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Financial Miscellaneous Stock Index ("S&P Financial Miscellaneous") for the five years ended December 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1990 and that all dividends were reinvested.

                                     10

                                     [GRAPH]



                               1990    1991     1992     1993     1994     1995
                               ----    ----     ----     ----     ----     ----

Loews Corporation               100   112.67   124.69    97.56    92.13   167.89
S&P 500 Index                   100   130.47   140.41   154.56   156.60   215.45
S&P Financial Miscellaneous     100   158.65   186.57   222.88   214.89   345.13

         APPROVAL OF INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
                                  (Proposal No. 2)

  Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (together, as each may be amended, the "Code"), the amount of compensation paid to or accrued for the Co-Chief Executive Officers and the three other most highly compensated executive officers which may be deductible by the Company for federal income tax purposes is limited to $1 million per person per year, except that compensation which is considered to be "performance-based" under the Code is not subject to this limitation.

  As stated above, the Board of Directors believes that where the Company's compensation policy can be implemented in a manner which maximizes the deductibility for federal income tax purposes of compensation paid by the Company, the Company should seek to do so. Accordingly, on February

                                       11

20, 1996, the Board of Directors adopted, subject to shareholder approval, the Incentive Compensation Plan, which is designed to qualify the amounts paid from time to time thereunder to certain of the Company's executive officers as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code.

  The following summary of the material terms of the Incentive Compensation Plan is qualified in its entirety by reference to the terms of the Incentive Compensation Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

  The purpose of the Incentive Compensation Plan is to provide a means of rewarding certain executive officers of the Company who have contributed to the profitability of the Company in a manner which permits such compensation to be deductible by the Company for federal income tax purposes. The administration of this Plan is vested in the Incentive Compensation Committee of the Board of Directors, each member of which is required to qualify as an "outside director" (as the term is defined in the Code).

  All executive officers of the Company are eligible to participate in the Incentive Compensation Plan. Within the first 90 days of each calendar year (the "Designation Period"), the Incentive Compensation Committee may designate one or more such executive officers of the Company (each, a "Participant") who will participate in the Incentive Compensation Plan for specified performance periods.

  The performance period as to which awards may be made under the Incentive Compensation Plan will be the twelve-month period ending on December 31 of such calendar year (each such period, a "Performance Period"). The Incentive Compensation Committee may designate participants for future Performance Period awards, not to exceed three such periods (a "Multiple Award Period").

  Prior to the end of the Designation Period for a Performance Period, the Incentive Compensation Committee will allocate in writing, on behalf of each Participant, a percentage of the consolidated after-tax net income of the Company and its subsidiaries excluding realized investment gains and losses ("Net Income") for such Performance Period on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Incentive Compensation Committee will allocate in writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative, an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the prior Performance Periods included in the Multiple Award Period. The Incentive Compensation Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period.

  Because the amount of awards under the Incentive Compensation Plan is based upon Net Income, the amount of any awards that may be payable to Participants cannot currently be determined. However, under the Incentive Compensation Plan, the Incentive Compensation Committee will set a maximum amount payable to each Participant which shall not exceed $3,000,000 per year. Based upon the performance goals and maximum award amounts set by the Incentive Compensation Committee for the 1996 Performance Period, if the Incentive Compensation Plan had been in effect during 1995, the maximum amount that could have been awarded thereunder to any Participant would have been $830,000. See "Board of Directors Report on Executive Compensation -- Co-Chief Executive Officers," above.

                                       12

  Following the completion of each Performance Period, the Incentive Compensation Committee will certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants. Each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

  At the discretion of the Incentive Compensation Committee, any Participant, subject to such terms and conditions as such Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid for such Participant's election to defer payment at the rate, if any, fixed by such Committee) by complying with such procedures as the Incentive Compensation Committee may from time to time prescribe.

  If any Participant in the Incentive Compensation Plan ceases to be employed by the Company or its subsidiaries prior to the end of a relevant Performance Period (other than due to retirement under any retirement plan maintained by the Company or any of its subsidiaries under which such Participant is covered ("Retirement"), death or disability), such Participant will not be eligible to receive a bonus award for such Performance Period in which such termination of employment occurs unless the Incentive Compensation Committee, in its sole discretion, determines that the payment of such award is in the Company's best interest. Participants who cease to be employed by the Company or its subsidiaries prior to the end of a relevant Performance Period due to Retirement, death or disability will receive a bonus award which is prorated to the date of cessation of employment.

  The Incentive Compensation Committee may amend the Incentive Compensation Plan at any time, provided that such changes may be made consistent with the provisions of the Code without adversely affecting the ability of the Company to deduct the compensation which may be paid pursuant to the Incentive Compensation Plan for federal income tax purposes and, provided, further, that no amendment that requires shareholder approval under the Code may be made without such approval. The Board of Directors may terminate the Incentive Compensation Plan at any time.

  In order for the compensation payable pursuant to the Incentive Compensation Plan to constitute "qualified performance-based compensation" under the Code, the material terms of the Incentive Compensation Plan, including the use of Net Income as the business criteria on which the amount of bonuses will be based, must be approved by the affirmative vote of a majority of the votes cast at the meeting on this proposal by the holders of the shares of Common Stock of the Company entitled to vote. No awards will be made pursuant to the Incentive Compensation Plan unless such approval is obtained.

  The Board of Directors recommends that the shareholders vote FOR Proposal No. 2 to approve the Incentive Compensation Plan.

            APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
              INCREASE AUTHORIZED COMMON STOCK AND PREFERRED STOCK
                               (Proposal No. 3)

  The Board of Directors has proposed that Article Fourth of the Company's Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock from 200,000,000 shares to 400,000,000 shares and to increase the authorized number of shares of Preferred Stock (the "Preferred Stock") from 25,000,000 shares to 100,000,000 shares.

  117,832,800 shares of Common Stock were outstanding as of the record date for the Annual

                                       13

Meeting of Shareholders and only 82,167,200 shares of Common Stock are available for future issuance. No shares of Preferred Stock are outstanding; accordingly 25,000,000 shares of Preferred Stock are available for future issuance. If the amendment is adopted, 282,167,200 shares of Common Stock and 100,000,000 shares of Preferred Stock would be available for future issuance without further shareholder approval, except as required by applicable law or regulation.

  The Board of Directors believes it is prudent to increase the number of shares of authorized Common Stock since the recent 2 for 1 stock split, effected by way of a stock dividend, reduced substantially the number of shares of Common Stock available for issuance. The Board further believes that it would be appropriate at this time as well to increase the number of authorized shares of Preferred Stock in relation to the total number of shares of authorized Common Stock. The number of authorized shares of Preferred Stock has not been increased since that class was established in 1984, when the number of authorized shares of Common Stock amounted to 100,000,000 shares.

  The Company has no present plans, commitments or understandings for the issuance of any shares of the new Common Stock or Preferred Stock. However, the Board of Directors believes that it is desirable that the additional shares of Common Stock and Preferred Stock be made available for future issuance by the Board of Directors for general corporate purposes, without further shareholder approval, except as required by applicable law or regulation. The additional shares of Common Stock and Preferred Stock would be available for issuance in connection with future stock splits, stock dividends, financings, acquisitions and other corporate purposes.

  Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of the outstanding Common Stock. With respect to the Preferred Stock, the Board of Directors would be authorized to issue the Preferred Stock in one or more series and to fix the number, designation, rights, preferences and limitations of the shares of each series. The authority of the Board of Directors would include the ability to fix for each series, among other things, dividend rates and preferences, redemption rights, rights upon liquidation, dissolution or winding-up of the Company, voting rights and conversion rights. Depending upon the specific terms of each series designated by the Board of Directors, the Preferred Stock may rank prior to the Common Stock with respect to dividend and liquidation rights and may have other special rights and preferences.

  The holders of Common Stock have no preemptive rights to subscribe for any additional shares of Common Stock or Preferred Stock of the Company that may be issued.

  The Board of Directors recommends that the shareholders vote FOR Proposal No. 3 to amend the Certificate of Incorporation to increase the authorized Common Stock and Preferred Stock.

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (Proposal No. 4)

 Upon the recommendation of the Audit Review Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 1996, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditor during 1995. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint

                                       14

other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

                             SHAREHOLDER PROPOSALS

  The Company has been advised that five shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING
                                (Proposal No. 5)

  John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043, owner of 100 shares and 194 shares, respectively, of Common Stock and as co-executors of the Estate of Lewis D. Gilbert, owner of 100 shares of Common Stock, and John C. Henry, 5 East 93rd Street, New York, NY 10128, owner of 42,000 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

     "RESOLVED: That the stockholders of Loews Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     "REASONS: Continued very strong support along the lines we suggest were shown at the last annual meeting when 32.2%, an increase over the previous year, 551 owners of 32,953,510 shares [adjusted for the 2 for 1 stock split effected on December 1, 1995] were cast in favor of this proposal. The vote against included unmarked proxies.

     "A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

     "We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CRES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

     "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have been prevented with cumulative voting.

                                       15

     "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumu-lative voting, won two awards. FORTUNE magazine ranked it second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend.

     "Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

     "In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

       The Board of Directors recommends a vote AGAINST Proposal No. 5.

  This is the sixteenth submission since 1960 by the same proponents of this proposal. Every time it has been rejected by the shareholders.

  The Board believes that the present system of voting for directors, in which all directors are elected by a plurality of all of the votes cast, is the fairest and most preferable method for selecting directors. The Board is opposed to cumulative voting because cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group. The aims of such special interest group may be adverse to those of the Company and its shareholders as a whole and thus could impede the Board's power to act on behalf of the Company and all of its shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

          SHAREHOLDER PROPOSAL RELATING TO DIRECTOR STOCK OWNERSHIP
                             (Proposal No. 6)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 122 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

     "RESOLVED: That the stockholders of Loews assembled in annual meeting in person and by proxy, hereby recommend that the Board of Directors take the necessary steps to require all members of the Board of Directors to own a minimum of 1000 shares of voting stock in Loews Corporation.

     "REASONS: Stock ownership by Directors makes them partners with other shareholders.

     "Certainly 1000 shares is a reasonable minimum amount for ALL directors to own in view of the director fees and perks they receive.

     "Gloria Scott, a Company director does not own 100 shares, in fact she does not own ANY shares.

     "If you AGREE, please mark your proxy FOR this proposal."

                                       16

       The Board of Directors recommends a vote AGAINST Proposal No. 6.

  Individuals are nominated to stand for election to the Board of Directors on the basis of their experience, competence and integrity. The Board believes that the establishment of an arbitrary stock ownership requirement at any level, and particularly one at the high level requested by this proponent, would unreasonably limit the potential range of nominees to persons of significant personal wealth. Moreover, such requirement would restrict the Company's ability to attract individuals with diverse talents and backgrounds to serve on the Board, with no apparent benefit to the Company or its shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

               SHAREHOLDER PROPOSAL RELATING TO SMOKING BY YOUTH
                              (Proposal No. 7)

  The Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223-0969, owner of 200 shares of Common Stock, and the Maryknoll Fathers and Brothers, P. O. Box 306, Maryknoll, NY 10545-0306, owner of 1,600 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

    "WHEREAS tobacco is a 'gateway drug' for teenagers;

     "An estimated 62 percent of all smokers began using tobacco by age 15;

     "3,000 minors begin smoking daily; nearly 1,000 of them will eventually die as a result. Currently, more than 4 million children and adolescents smoke cigarettes, and 1 million adolescent boys currently use smokeless tobacco. Smoking by young people is rising sharply. Between 1991 and 1994, the percentage of eighth graders who smoked increased 30 percent, and the percentage of tenth graders smoking increased 22 percent;

     "Tobacco products are among the most heavily advertised products in the United States. In 1993, the tobacco industry spent $6.2 billion on advertising and promoting cigarettes and smokeless tobacco. Tobacco advertising expenditures have increased more than 1,500 percent between 1970 (the year before television and radio advertising was banned) and 1992;

     "In 1989, the Surgeon General concluded that tobacco advertising and promotion do appear to stimulate cigarette consumption;

     "An estimated 3% of all sales of cigarettes and smokeless tobacco are to underage smokers;

     "The Center for Disease Control has reported that 85 percent of underage smokers who purchase their own cigarettes purchase one of the three most heavily advertised brands: Marlboro, Camel and Newport. This is in contrast to only one-third of adults who smoke;

     "Although prohibited by the industry's own Code of Conduct, most people would agree with the statement that cigarette advertisements associate smoking with happiness, sophistication, good health, youthful vigor, sports and leisure activities, sexual attraction and independence -- all themes that strongly appeal to teens and young adults;

     "We believe Industry-sponsored initiatives to stop youth from smoking have been ineffective and self-serving in light of efforts by cigarette companies and the industry to gut efforts to enforce efforts to keep teens from smoking;

                                       17

     "1995 rules proposed by the FDA to curtail teen smoking include a requirement of tobacco companies to pay for a $150 million advertising campaign, including TV commercials, to stop young people from smoking;

     "RESOLVED: that shareholders request the Board to devise effective strategies to cease profiting from underage smoking and to strengthen efforts to eliminate underage smoking. In implementing this resolution, shareholders ask the Board to consider:

     "1. That 3% of our cigarette/tobacco profits realized from sales to minors be contributed to a third party such as the American Heart Association or the American Cancer Society.

     "2. This third party would use the funds to run a national anti-smoking advertising campaign aimed at discouraging minors from smoking.

     "3. The goal of the campaign would be to achieve a substantial reduction in the number of underage smokers.

     "4. The campaign would be evaluated after three years to determine its effectiveness.

     "SUPPORTING STATEMENT: Increasingly investors are concerned that companies in which they hold stocks are realizing profits generated from tobacco sales to minors. However, instead of divesting from such companies, they are using their influence to keep youth from smoking in other ways, such as support for this shareholder resolution. Please support this effort by voting 'yes' on this resolution."

        The Board of Directors recommends a vote AGAINST Proposal No. 7.

  For over 30 years, Lorillard and other cigarette manufacturers have opposed smoking by minors. The voluntary code of the cigarette industry, to which Lorillard fully subscribes, contains a variety of provisions designed to discourage youth smoking, including prohibitions on advertising and promoting cigarettes in college publications and on the use of testimonials by sports figures and celebrities, and a variety of restrictions strictly limiting the distribution of product samples. These efforts have been supplemented and enhanced over the years. For example, in 1990 the industry supported the establishment of 18 as the minimum age for the sale of cigarettes. As a result of these efforts and those of others, 18 has been established as the minimum age in 47 states and in the District of Columbia, with three states having established 19 as the minimum age. Accordingly, the Board of Directors recommends a vote against this proposal.

               SHAREHOLDER PROPOSAL RELATING TO NICOTINE IN
                             TOBACCO PRODUCTS
                             (Proposal No. 8)

  Gregory N. Connolly, 399 Common Street, Belmont, MA 02178, owner of 20 shares of Common Stock, has notified the Company in writing that he intends to present the following resolution at the Annual Meeting for action by the shareholders:

     "WHEREAS the federal Food and Drug Administration has proposed regulating cigarettes and smokeless tobacco products as drugs;

     "Virtually every major health organization in the United States of America as well as throughout the world has concluded that cigarette smoking and smokeless tobacco-use are addictive;

                                       18

     "An estimated 40 million people smoke in the United States; a vast majority of these are addicted to tobacco use. Each day 3,000 young people begin to smoke. Of these one half will become addicted and of these, half will die of smoking;

     "Most who smoke want to stop but find this difficult to do so;

     "It has been recognized by the medical profession as well as many in the tobacco industry that the addictive ingredient in tobacco is nicotine;

     "The FDA reported that nicotine content in cigarettes has increased for all brand categories including regular, low nicotine and ultra low brands from 1982 to 1992;

     "Our company is being sued in a national class action suit alleging that we intentionally addict consumers through the design, manufacture and marketing of our brands and that our tobacco products have caused serious health problems to the class members;

     "A successful lawsuit may affect adversely and seriously the price of our stock;

     "Certain tobacco companies have developed new nicotine analogs that reduce certain adverse health effects of nicotine while maintaining pharmacological effects which could be beneficial to smokers who want to quit;

     "A 'smokeless cigarette' has also been developed that eliminates many toxic agents in cigarette smoke;

     "Scientists have recommended that nicotine levels in tobacco products be slowly reduced to a level that cannot induce addiction among young non-smokers;

     "The technology is available to our company for it to reduce nicotine content in its tobacco products;

     "A panel of experts recently concluded that the current Federal Trade Commission's rating for nicotine in cigarettes does not provide adequate information for smokers about how much nicotine they actually receive from smoking;

     "RESOLVED that shareholders request the Board to take steps to preserve the health of its tobacco-using customers. We suggest the following steps:

     "1. Develop and publicize nicotine ratings for each of our cigarette brands and to make this available in accurate information to our customers about how much nicotine they consume when smoking.

     "2. Determine the nicotine level in cigarettes at which nicotine addiction cannot be induced or maintained. With this information, the Company shall implement a program that would gradually reduce levels of nicotine in our brands over an appropriate time period to a level that is not addictive. This effort to reduce nicotine availability would be undertaken in collaboration with independent health experts.

     "3. Develop and market new nicotine or nicotine-like products that have minimal toxic agents that can be used by our consumers in lieu of cigarette smoking, and market these products as drugs or medical devices to help adult smokers quit tobacco use."

                                       19

          The Board of Directors recommends a vote AGAINST Proposal No. 8.

  As the proponent himself recognizes, information regarding nicotine levels in cigarettes is readily available to the public through prominent disclosure in cigarette advertising, as required by the Federal Trade Commission. To propose that Lorillard establish its own separate rating system would be confusing to the public and could expose the Company to increased risk of litigation. As well, the use of the term "addiction" in relation to cigarettes is, in the opinion of the Board, inappropriate and erroneous. It ignores the common sense belief of many individuals and experts, supported by the well-known fact that millions of people have stopped smoking cigarettes in recent years. Accordingly, the Board of Directors recommends a vote against this proposal.

  SHAREHOLDER PROPOSAL RELATING TO USE OF LICENSED BRANDS ON CIGARETTES AND TOYS
                                     (Proposal No. 9)

  John Slade, 166 Montgomery Road, Skillman, NJ 08558-2005, owner of 30 shares of Common Stock, has notified the Company in writing that he intends to present the following resolution at the Annual Meeting for action by the shareholders:

     "WHEREAS Co-CEO Laurence Tisch affirmed to shareholders at the 1995 Annual Meeting of the Company that it is the Company's policy to not permit the Company's cigarette brand names or logos to appear on children's toys,

     "The Company sells the Harley-Davidson brand of cigarette in four packings under license from the motorcycle manufacturer,

     "Nothing in the Company's licensing agreement with Harley-Davidson prevents the motorcycle company from licensing its name and logos to toy manufacturers,

     "Harley-Davidson has licensed its name and logos to at least three different toy manufacturers who sell more than twenty different Harley-Davidson toys for various ages, beginning with three and above,

     "Harley-Davidson brand bicycles have been advertised on television,

     "Harley-Davidson stores sell Harley-Davidson branded clothing in children's sizes,

     "A large sign promoting Harley-Davidson is located on the outfield fence of Brewers Stadium in Milwaukee where it is clearly seen during televised broadcasts of baseball games,

     "Harley-Davidson branded toys and clothing, television advertising and stadium signage promote Harley-Davidson brand cigarettes, whether or not this is intended,

     "In an announced settlement of a lawsuit with Harley-Davidson, the Company has committed to stopping the use of the Harley-Davidson brand name on cigarettes by no later than September 2001,

     "The Food and Drug Administration's proposed regulations of nicotine delivery devices like Harley-Davidson cigarettes would prevent licensing arrangements such as this in the future, but the proposed regulation would not apply to preexisting arrangements such as the one between the Company and Harley-Davidson, and

                                       20

     "Nicotine addiction is a pediatric disease: 3,000 children become regular smokers each day and of these, 1,000 will eventually die because of the cigarette;

     "RESOLVED: That shareholders ask the Company to comply with its policy against having cigarette brand names or logos on children's toys by stopping the use of the Harley-Davidson brand name and associated logo on any brand of cigarette made by the Company at the earliest possible time but not later than January 1, 1997.

     "SUPPORTING STATEMENT: The Company sells a cigarette brand that is advertised on children's toys in violation of Company policy. Adoption of this resolution will bring the Company's practice in line with its policy nearly five years earlier than the time already agreed to by the Company."

        The Board of Directors recommends a vote AGAINST Proposal No. 9.

  Lorillard does not permit the cigarette brands it owns to be used on toys. Lorillard does not, however, own the Harley-Davidson brand name. As a licensee, Lorillard cannot legally control Harley-Davidson's use of its brand name. It should be recognized, however, that cigarettes with the Harley-Davidson brand are only distributed in limited markets and make up a small portion of Lorillard's business. Moreover, as noted by the proponent, all such use will be discontinued by the year 2001. To accelerate this agreed upon termination at this date could be disruptive to Lorillard. Accordingly, the Board recommends a vote against this proposal.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

  The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

                                      21

Shareholder Proposals for the 1997 Annual Meeting

  Shareholder proposals for the 1997 Annual Meeting must be received by the Company at its principal executive offices set forth above not later than November 29, 1996 in order to be included in the Company's proxy materials.

                                      By order of the Board of Directors,




                                                  BARRY HIRSCH
                                                    Secretary


Dated:  March 28, 1996



                         PLEASE COMPLETE, DATE, SIGN AND
                           RETURN YOUR PROXY PROMPTLY

                                       22

                                                                       Exhibit A
                                                                       ---------

                             THE LOEWS CORPORATION
               INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

1. PURPOSE OF THE PLAN

   The purpose of The Loews Corporation Incentive Compensation Plan for Executive Officers (the "Plan") is to provide a means of rewarding certain executive officers of Loews Corporation (the "Corporation") who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.

2. ADMINISTRATION OF THE PLAN

   The administration of this Plan shall be vested in the Incentive Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the "Committee"), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as "outside directors" (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as currently proposed or as may from time to time be in effect (the "Regulations")). No member of the Committee shall be entitled to participate in this Plan.

3. PARTICIPATION IN THE PLAN

   Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

4. PERFORMANCE GOALS

   Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the consolidated after-tax net income of the Corporation and its subsidiaries excluding realized investment gains and losses ("Net Income") for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Net Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period.

5. AWARDS TO PARTICIPANTS

   Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the prior Performance Periods included in the Multiple Award

Period. The Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in Section 4 for any Performance Period. The Committee shall set a maximum amount payable (the "Cap") for each Participant, which shall not exceed $3,000,000 per year.

6. PERFORMANCE PERIOD

   The Performance Period as to which awards may be made under this Plan shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. The Committee may designate Participants for future Performance Period awards, not to exceed three such periods (a "Multiple Award Period").

7. PAYMENT OF BONUS AWARDS UNDER THE PLAN

   (a) Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants.

   (b) Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

8. DEFERRAL OF PAYMENT OF AWARDS

   At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

9. SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

   (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, however, that the Committee may, in its sole discretion, when it finds that a waiver may be in the best interest of the Corporation, waive in whole or in part any or all of the provisions of this Section 9(a).

   (b) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant) shall receive a bonus award which is prorated to the date of cessation of employment.

                                       A-2

    (c) Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10. AMENDMENTS

    The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes and, provided, further, that if Section 162(m) of the Code or the Regulations would require stockholder approval of such an amendment in order for payments under this Plan to be deductible then no such amendment shall be effective without such approval.

11. TERMINATION

    The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

12. MISCELLANEOUS

    (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

    (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

    (c) A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

    (d) This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

13. EFFECTIVE DATE

    This Plan shall be effective as of January 1, 1996, subject to the subsequent approval hereof by the Corporation's stockholders at the 1996 Annual Meeting of Shareholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

                                   A-3

LOEWS CORPORATION                                                          Proxy
--------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby constitutes and appoints Bernard Myerson, Roy E. Posner and Barry Hirsch and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Ricker Auditorium (second floor), 180 Maiden Lane, New York, New York, on May 14, 1996, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

   This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSALS 5, 6, 7, 8 AND 9.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY


                                        ------------                                                             [ X ] Please mark
                                           COMMON                                                                       your votes
                                                                                                                         like this

Item 1-ELECTION OF DIRECTORS                      WITHHELD
Nominees: C.B. Benenson, J. Brademas,     FOR      FOR ALL
          D.H. Chookaszian, B. Meyerson,                                                                   FOR    AGAINST   ABSTAIN
          E.J. Noha, G. R. Scott,                                Item 5-SHAREHOLDER PROPOSAL CONCERNING
          A.H. Tisch, J.S. Tisch,                                       CUMULATIVE VOTING                 [    ]   [    ]    [    ]
          J.M. Tisch, L.A. Tisch
          and P.R. Tisch                 [    ]    [    ]        Item 6-SHAREHOLDER PROPOSAL CONCERNING
                                                                        DIRECTOR STOCK OWNERSHIP          [    ]   [    ]   [    ]
WITHHELD FOR: (Write that nominee's
name in the space provided below.)                               Item 7-SHAREHOLDER PROPOSAL CONCERNING
                                                                        SMOKING BY YOUTH                  [    ]   [    ]   [    ]

-------------------------------------------------------          Item 8-SHAREHOLDER PROPOSAL CONCERNING
                                                                        NICOTINE IN TOBACCO PRODUCTS      [    ]   [    ]   [    ]
ITEM 2-APPROVE INCENTIVE     FOR    AGAINST     ABSTAIN
       COMPENSATION PLAN                                         Item 9-SHAREHOLDER PROPOSAL CONCERNING
       FOR EXECUTIVE                                                    LICENSED BRANDS ON CIGARETTES     [    ]   [    ]   [    ]
       OFFICERS             [    ]    [    ]     [    ]

Item 3-APPROVE AMENDMENT TO
       CERTIFICATE OF
       INCORPORATION TO
       INCREASE AUTHORIZED
       COMMON STOCK AND
       PREFERRED STOCK      [    ]    [    ]     [    ]

Item 4-RATIFY DELOITTE &
       TOUCHE LLP AS                                                    ---------- Please sign EXACTLY as name appears on
       INDEPENDENT                                                                |     this Proxy.  When shares are held by
       ACCOUNTANTS          [    ]    [    ]     [    ]                           |     joint tenants, both should sign.  When
                                                                                  |     signing as attorney, executor,
                                                                                  |     administrator, trustee or guardian,
                                                                    and partnership proxies should be signed
                                                                    by an authorized person indicating the
                                                                    person's title.

Signature(s)                                                                              Date
----------------------------------------------------------------------------              ----------------------------------------
